Exhibit 4.1

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

Capitalized terms used but not defined herein have the meaning ascribed to them in the annual report on Form 10-K to which this Description of Securities is an exhibit (the “Annual Report”). This summary is not complete, and the Company refers you to the Delaware General Corporation Law, the Company’s charter and by-laws and the Investment Company Act of 1940 (“1940 Act”) for a more detailed description of the provisions summarized below.

General

Under the terms of the Company’s Certificate of Incorporation, the Company’s authorized stock consists of 100,000 of which 100,000 shares shall be common stock having a par value of $0.001 per share (the “Common Stock”). Under Delaware law, shareholders generally are not personally liable for the Company’s debts or obligations. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

Under the terms of the Company’s Certificate of Incorporation, holders of Common Stock, except as otherwise required by law or as otherwise provided in any preferred stock designation, shall exclusively possess all voting power, and each share of Common Stock shall have one vote. Except as otherwise required by law, the Board of Directors reserves the right to amend any provision contained in this Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

Transfers of Shares

Other than to an affiliate of an investor, no transfer of the Capital Commitments or all or any portion of the shares may be made without (a) registration of the transfer on the Company’s books and (b) the Company’s prior written consent which shall not be unreasonably withheld. The Company’s consent to transfer shares may be withheld (1) if the creditworthiness of the proposed transferee, as determined by the Company in its sole discretion, is not sufficient to satisfy all obligations under the subscription agreement or (2) unless, in the opinion of counsel satisfactory in form and substance to the Company:

•	such transfer would not violate the Securities Act of 1933 or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Company or the shares to be transferred; and

•	in the case of a transfer to:

o	an “employee benefit plan” as defined in Section 3(3) of ERISA, that is subject to the fiduciary responsibility provisions of Title I of ERISA;
o	a “plan” described in Section 4975(e)(1) of the Code, that is subject to Section 4975 of the Code;
o	an entity that is, or is deemed to be, using (for purposes of ERISA or Section 4975 of the Code) “plan assets” to purchase or hold its investments; or
o	a person (including an entity) that has discretionary authority or control with respect to Company’s assets or a person who provides investment advice with respect to Company’s assets or an “affiliate” of such person,

•	such transfer would not be a “prohibited transaction” under ERISA or Section 4975 of the Code or cause all or any portion of the Company’s assets to constitute “plan assets” under ERISA or Section 4975 of the Code.

Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Measures

The Company’s Certificate of Incorporation and by-laws provide that:

•	The Company’s directors are divided into three classes. At each annual meeting, directors are elected for a term expiring at the third succeeding annual meeting, with the term of office of only one of these three classes of directors expiring each year. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies;
•	The entire Board of Directors or any individual Director may be removed from office for cause (as defined in the Corporation’s certificate of incorporation), or without cause, by the holders of the majority of the outstanding shares then entitled to vote; and
•	Any vacancy occurring in any office of the Company shall be filled by the Board of Directors.

Special meetings of the shareholders may be called by the secretary only at the request of the Chairman of the Board of Directors, the Chief Executive Officer or by a resolution duly adopted by the affirmative vote of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

A special meeting of stockholders shall also be called by the secretary of the Company to act on any matter that may properly be considered at a meeting of shareholders upon the written request of shareholders entitled to cast not less than the majority of all the votes entitled to be cast on such matter at such meeting. The written request must state the purpose of such meeting and the matters proposed to be acted on at such meeting. Within ten days after receipt of such written request, either in person or by mail, the secretary of the Company shall provide all shareholders with written notice, either in person or by mail, of such meeting and the purpose of such meeting. Notwithstanding anything to the contrary herein, such meeting shall be held not less than 10 days nor more than 60 days after the secretary’s delivery of such notice. Such meeting shall be held telephonically or, if specified in the shareholder’s request, in person, at the offices of the Company, at a time specified in the shareholder’s request.

Anti-Takeover Provisions

The Company’s Certificate of Incorporation includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Company or to change the composition of the Board of Directors. The entire Board of Directors or any individual Director may be removed from office for cause (as defined in the Corporation’s certificate of incorporation), or without cause, by the holders of the majority of the outstanding shares then entitled to vote.

To convert the Company to a closed-end or open-end investment company, to merge or consolidate the Company with any entity or sell all or substantially all of the Company’s assets to any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same anti-takeover provisions as are provided in the Company’s Certificate of Incorporation or to liquidate and dissolve the Company other than in connection with a qualifying merger, consolidation or sale of assets or to amend certain of the provisions relating to these matters, requires the favorable vote of a majority of the Company’s continuing directors followed by the favorable vote of the holders of a majority of the Company’s then outstanding shares of each affected class or series of the Company’s shares, voting separately as a class or series. As part of any such conversion to an open-end investment company, substantially all of the Company’s investment policies and strategies and portfolio would have to be modified to assure the degree of portfolio liquidity required for open-end investment companies. In the event of the Company’s conversion to an open-end investment company, if applicable, the common stock would cease to be listed on any national securities exchange or market system. Shareholders of an open-end investment company may require the company to redeem their shares at any time, except in certain circumstances as authorized by or under the 1940 Act, at their net asset value, less such redemption charge, if any, as might be in effect at the time of a redemption. It is not likely that the Board of Directors would vote to convert the Company to an open-end fund.

The 1940 Act defines “a majority of the outstanding voting securities” as the lesser of a majority of the outstanding shares and 67% of a quorum of a majority of the outstanding shares. For the purposes of calculating “a majority of the outstanding voting securities” under the Company’s Certificate of Incorporation, each class and series of the Company’s shares will vote together as a single class, except to the extent required by the 1940 Act or the Company’s Certificate of Incorporation, with respect to any class or series of shares. If a separate class vote is required, the applicable proportion of shares of the class or series, voting as a separate class or series, also will be required.

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